Exhibit 5.1

OPINION AND CONSENT OF BRUNSON CHANDLER & JONES, PLLC

October 22, 2026

Alpha Modus Holdings, Inc.

20311 Chartwell Center Dr., #1469

Cornelius, NC 28031

Re:	Alpha Modus Holdings, Inc.
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Alpha Modus Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) of the rules and regulations of the Securities Act of 1933, as amended (the “Act”), of a prospectus supplement, dated October 22, 2026 (the “Prospectus Supplement”), to the Company’s Registration Statement on Form S-3 (File No. 333-292606) filed with the Commission under the Act on January 7, 2026 (the “Registration Statement”), and the related prospectus, dated January 16, 2026, included in the Registration Statement at the time it originally became effective (the “Base Prospectus” and, together with the Prospectus Supplement, the “Prospectus”), relating to the offering by the Company of: (A) 6,304,348 shares (the “Shares”) of the Company’s Class A common stock, par value $0.0001 per share (“Common Stock”) pursuant to the terms of that certain Securities Purchase Agreement (the “Securities Purchase Agreement”), dated as of October 21, 2026, by and among the Company and the purchaser identified on the signature pages thereto, (B) placement agent warrants to purchase up to an aggregate of 441,304 shares of Common Stock (the “Warrants”), pursuant to that certain Engagement Agreement, dated as of December 1, 2025 (the “Engagement Agreement”) by and between the Company and H.C. Wainwright & Co., LLC (the “Placement Agent”) and (C) up to 441,304 shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”) pursuant to the terms thereof.

Assumptions

In rendering the opinion expressed below, we have assumed, with your permission and without independent verification or investigation:

1. That all signatures on documents we have examined in connection herewith are genuine and that all items submitted to us as original are authentic and all items submitted to us as copies conform with originals;

2. Except for the documents stated herein, there are no documents or agreements between the Company and/or any third parties which would expand or otherwise modify the respective rights and obligations of the parties as set forth in the documents referred to herein or which would have an effect on the opinion;

3. That as to all factual matters, each of the representations and warranties contained in the documents referred to herein is true, accurate and complete in all material respects, and the opinion expressed herein is given in reliance thereon.

We have examined the following documents in connection with this matter:

1.	The Company’s Certificate of Incorporation, as amended and restated;

2.	The Company’s Bylaws, as amended;

3.	The Securities Purchase Agreement;

4.	The Engagement Agreement;

5.	The Registration Statement;

6.	The Base Prospectus and the Prospectus Supplement; and

7.	Unanimous Consents of the Company’s Board of Directors.

We have also examined various other documents, books, records, instruments and certificates of public officials, directors, executive officers and agents of the Company, and have made such investigations as we have deemed reasonable, necessary or prudent under the circumstances. Also, in rendering this opinion, we have reviewed various statutes and judicial precedent as we have deemed relevant or necessary.

Conclusions

Based upon our examination mentioned above, and relying on the statements of fact contained in the documents that we have examined, we are of the following opinions:

1.	Alpha Modus Holdings, Inc. is a corporation duly organized and validly existing under the laws of the State of Delaware.

2.	The Shares, when issued and sold against payment therefor in accordance with the Securities Purchase Agreement, will be validly issued, fully paid and nonassessable.

3.	The Warrants, when issued in accordance with the Engagement Agreement, will be valid and binding obligations of the Company.

4.	The Warrant Shares, when issued, delivered and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

The opinions set forth above are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; and (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy. We expressly disclaim any obligation to update our opinions herein, regardless of whether changes in the facts or laws upon which this opinion are based come to our attention after the date hereof.

We hereby consent to the reference of our firm under the caption “Legal Matters” in the Prospectus Supplement and the filing of this opinion as Exhibit 5.1 to a Current Report on Form 8-K of the Company. In providing this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, including Item 509 of Regulation S-K.

Very truly yours,

/s/ Brunson Chandler & Jones, PLLC

BRUNSON CHANDLER & JONES, PLLC